EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Barnes & Noble Education, Inc. Amended and Restated Equity Incentive Plan of our reports dated June 20, 2018, with respect to the consolidated financial statements and schedule of Barnes & Noble Education, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Barnes & Noble Education, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended April 28, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Iselin, New Jersey
September 25, 2018